Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amended Agreement”) is made and entered into as of the 28th day of January, 2013 (the “Effective Date”) between Winland Electronics, Inc., a Minnesota corporation (hereinafter called “Winland”) and David Gagne (hereinafter called “Executive”).

               WHEREAS, pursuant to the terms of an Employment Agreement dated as of November 30, 2012 (the “Original Agreement”), the Executive agreed and was hired to be Winland’s Chief Executive Officer, effective as of December 10, 2012.

WHEREAS, pursuant to the terms of the Original Agreement, the Executive received an incentive stock option to purchase 185,000 shares of common stock which were granted effective upon the date of the Original Agreement, as well as an additional incentive stock option to purchase 185,000 shares of common stock which were to be effective upon the one year anniversary of the Original Agreement, if the Executive was still employed by Winland.

WHEREAS, the Board of directors of Winland has determined that Winland needs to adopt a new Equity Incentive Plan in order to have enough common stock available to grant options and other incentives to its officers and directors.

WHEREAS, in connection with the adoption of a new Equity Incentive Plan, Winland will make the second option under the Original Agreement to be granted effective upon the Board of Directors adoption of a new Equity Incentive Plan.

WHEREAS, other than the amendment to the Original Agreement as set forth in this Amended Agreement, all other terms and conditions of the Original Agreement shall remain in full force and effect as of the date of such Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Winland and the Executive agree as follows:

1.AMENDMENTS OF ORIGINAL AGREEMENT.

1.1      Amendment of Section 1.1 of the Original Agreement. Section 2.08 of the Original Agreement is revised and replaced in the Original Agreement by the language set forth below in its entirety:

“2.08  Stock Option.  On the date Executive’s employment commences hereunder  Executive shall be granted an incentive stock option to purchase 185,000 shares of common stock (the “Initial Stock Option”) pursuant to the Winland 2008 Equity Incentive Plan (the “2008 Plan”). On the date upon which Winland’s Board of Directors adopts a new Equity Incentive Plan (the “2013 Plan”), if Executive is still employed by Winland pursuant to this Agreement, Executive shall be granted an incentive stock option to purchase 185,000 shares of common stock (the “Additional Stock Option”) pursuant to the 2013 Plan.  The Initial Stock Option and the Additional Stock Option shall each vest 25% over the next succeeding four years from the date of grant and shall have an exercise price equal to the then-current fair market value of Winland’s common stock as of the award date.  Each stock option will be evidenced by a separate award agreement that shall contain such terms and conditions as determined by Winland, including but not limited to the manner in which the stock options shall become vested and exercisable, and that shall otherwise comply with the terms and conditions of the 2008 Plan or the 2013, as applicable.  Notwithstanding anything herein to the contrary, it is the intent of the parties that such stock options shall become fully vested and exercisable, if outstanding, in the event that Winland experiences a change of control and Executive’s employment is terminated pursuant to Section 3.01(d) or (e) of this Agreement within two years after such change of control, and that this intent will be reflected in any award agreement evidencing stock option grants hereunder.”

2.     MISCELLANEOUS

2.1           Binding Effect; Successors and Assigns.  This Amended Agreement shall be binding upon an inure to the benefit of Winland and the Executive and their respective successors and assigns, except that Winland and the Investor and their respective successors and assigns, except that Winland shall have no right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Executive.

2.2           Defined Terms.  Capitalized terms used in this Amended Agreement that are not defined herein shall have the meaning ascribed to such terms in the Original Agreement.

2.3           Amendments, Etc.  No amendment or waiver of any provision of this Amended Agreement, nor any consent to any departure by Winland and the Executive, shall in any event be effective unless the same shall be agreed or consented to by Winland and the Executive, and each such amendment, waiver and consent shall be effective only in the specific instance and for the specific purpose for which given.

IN WITNESS WHEREOF, Winland and the Executive have caused this Amended Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EXECUTIVE

/s/ David Gagne
David Gagne

WINLAND ELECTRONICS, INC.

/s/ Thomas J. Goodmanson
Thomas J. Goodmanson
Chairman of the Board of Directors